EXHIBIT 10.1

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Stock Purchase Agreement (this “Amendment”), dated as of August 11, 2003, is entered into between Pilgrim’s Pride Corporation, a Delaware corporation (“Buyer”), and ConAgra Foods, Inc., a Delaware corporation (“Seller”).

RECITALS:

A. Buyer and Seller entered into a Stock Purchase Agreement dated as of June 7, 2003 (the “Agreement”).

B. Section 14.2 of the Agreement provides that it may be modified or amended by an instrument in writing, signed by the party against whom enforcement of such modification or amendment is sought.

C. Buyer and Seller desire to amend the Agreement to permit Buyer to pay cash to Seller at Closing or thereafter in payment of all or part of that portion of the Purchase Price that the Agreement provided was to be represented by the Subordinated Promissory Note, subject to certain limitations.

AGREEMENT:

In consideration of the promises and mutual agreements contained herein and in the Agreement, the parties hereto agree as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

2. Payment of Cash in Lieu of Note Portion. Each of Buyer and Seller agree that, notwithstanding anything to the contrary in the Agreement, Buyer may, at its option, (a) pay cash to Seller in lieu of all or part of that portion of the Purchase Price that the Agreement provided was to be represented by the Subordinated Promissory Note; provided, however, that if Buyer issues the Subordinated Promissory Note in payment of a portion of the Purchase Price, the initial principal amount of such Subordinated Promissory Note must be at least $100 million, or such lesser amount as may be acceptable in writing to Seller; and (b) at any time redeem from Seller, in whole or in part, any Subordinated Promissory Note issued to Seller; provided, however, that without Seller’s prior written consent, Buyer may not redeem less than 100% of any Subordinated Promissory Note held by Seller if Seller at the time holds less than, or the redemption would result in Seller holding less than, $100 million principal amount of such note, or such lesser amount as may be acceptable in writing to Seller. All references to $150 million in the Agreement or in the “Optional Redemption” section of Exhibit 1.1(k) to the Agreement shall be amended to refer to $100 million.

3. Miscellaneous.

3.1. Ratification; Entire Agreement. This Amendment shall not effect any terms or provisions of the Agreement other than those amended hereby and is only intended to amend, alter or modify the Agreement as expressly stated herein. Except as amended hereby, the Agreement remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties. The Agreement, as amended by this Amendment, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supercedes any prior or contemporaneous agreements, whether oral or written, among the parties with respect to the subject matter hereof. No amendment or modification of this Amendment shall be effective unless made in writing and duly executed by the parties hereto.

3.2. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

3.3. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

3.4. Applicable Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in Delaware (without regard to conflicts of law doctrines).

3.5. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that Section 2(b) shall not be binding upon any holder of the Subordinated Promissory Note other than Seller and its Affiliates.

3.6. Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting, or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

SELLER:		BUYER:

CONAGRA FOODS, INC., a Delaware corporation		PILGRIM’S PRIDE CORPORATION, a Delaware corporation

By:	/s/ Dwight J. Goslee	By:	/s/ Richard A. Cogdill

Its:	Executive Vice President	Its:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer